Exhibit 15.4

UNITED STATES DISTRICT COURT

FOR THE EASTERN DISTRICT OF LOUISIANA

In re: Oil Spill by the Oil Rig	*	MDL No. 2179
“Deepwater Horizon” in the Gulf	*
of Mexico, on April 20, 2010	*
.	*	SECTION: “J”
	*	JUDGE BARBIER
This Document Relates to:	*
Nos. 10-4536, 10-04182, 10-03059,	*
13-4677, 13-158, 13-00123	*	MAGISTRATE JUDGE
	*	SHUSHAN
*
* * * * * * * * * * * * *	*

CONSENT DECREE AMONG DEFENDANT BP EXPLORATION & PRODUCTION INC.

(“BPXP”), THE UNITED STATES OF AMERICA, AND THE STATES OF

ALABAMA, FLORIDA, LOUISIANA, MISSISSIPPI, AND TEXAS

TABLE OF CONTENTS

I.	JURISDICTION AND VENUE	7

II.	APPLICABILITY	8

III.	DEFINITIONS	9

IV.	CIVIL PENALTY	17

V.	NATURAL RESOURCE DAMAGES	19

VI.	OTHER PAYMENTS BY BPXP AND RELATED TERMS	25

VII.	INTEREST	27

VIII.	ACCELERATION OF PAYMENTS	27

IX.	FINANCIAL ASSURANCE	28

X.	INJUNCTIVE RELIEF	29

XI.	STIPULATED PENALTIES	34

XII.	DISPUTE RESOLUTION	40

XIII.	COVENANTS NOT TO SUE AND RESERVATIONS	42

XIV.	ADDITIONAL CONDITIONS	48

XV.	PUBLIC PARTICIPATION	49

XVI.	LIMITS AND EFFECTIVE DATE OF CONSENT DECREE	50

XVII.	MODIFICATION	50

XVIII.	TERMINATION	51

XIX.	NOTICES AND SERVICE OF PROCESS	52

XX.	SIGNATURES	57

Appendix 1:	List of Designated Natural Resource Damages Trustees

Appendix 2:	Agreement Among the United States and the Gulf States Relating to Natural Resource Restoration

Appendix 3:	Indemnified Parties

Appendix 4:	Administrative Agreement

Appendix 5:	Plea Agreement

Appendix 6:	Redacted Implementation Plan

Appendix 7:	List of BP Entities

Appendix 8:	BP Corporation North America Inc. Guaranty

Appendix 9:	BP p.l.c. Guaranty

Appendix 10:	Schedule of Submissions to DOJ ENRD Under Paragraph 37

Appendix 11:	Documents to be Publicly Posted by BPXP Pursuant to Paragraph 38

ii

A. This Consent Decree addresses civil claims arising from the Deepwater Horizon Incident asserted by the United States and/or the Gulf States (Alabama, Florida, Louisiana, Mississippi, and Texas) against BPXP and BP Entities, including claims for civil penalties, natural resource damages, response costs, and other damages. The Gulf States and BPXP have also entered into a separate settlement agreement addressing economic damages and other claims arising from the Deepwater Horizon Incident asserted by each Gulf State against BP Entities (“Settlement Agreement”).

B. The United States of America filed a complaint on December 15, 2010, captioned United States v. BP Exploration & Production Inc., et al., No. 10-4536 in MDL 2179 (E.D. La.), relating to the Deepwater Horizon Incident alleging, among other things, that BPXP violated the CWA and is liable without limitation under OPA for removal costs and damages, including for, inter alia, injuries to, destruction of, loss of, or loss of use of natural resources and net loss of taxes, royalties, rents, fees, and net profit shares due to the injury to, destruction of, and loss of real property, personal property, and natural resources.

C. The State of Alabama filed a first amended complaint on April 7, 2011, captioned State of Alabama v. BP p.l.c., Case No. 2:10-CV-04182 (E.D. La.), that was transferred to MDL 2179 (E.D. La.). Alabama’s complaint alleges, among other things, that BPXP and certain other BP Entities violated the Alabama Water Pollution Control Act, Ala. Code § 22-22-1 et seq., the Alabama Air Pollution Control Act, Ala. Code § 22-28-1 et seq., the Alabama Hazardous Wastes Management Act, Ala. Code § 22-30-1 et seq., and the Alabama Solid Waste and Recyclable Materials Management Act, Ala. Code § 22-27-1 et seq., and therefore are liable for civil penalties under those statutes. Alabama’s amended complaint also sought costs associated with oil spill response actions, punitive damages and compensatory damages, including, without limitation, damages to natural resources and State properties, lost tax, and other revenues, under the Alabama Water Pollution Control Act, OPA, general maritime law, and common law.

D. The State of Louisiana filed a first amended complaint on April 19, 2011, captioned State of Louisiana v. BP Exploration & Production, Inc., Case Nos. 11-cv-0516 and 10-cv-03059 in MDL 2179 (E.D. La.). Louisiana’s amended complaint alleges, among other things, that BPXP and certain other BP Entities violated the Louisiana Environmental Quality Act/Water Control Law, La. R.S. § 30:2011 et seq., § 30:2071 et seq., and are therefore liable for civil penalties under that statute. Louisiana’s amended complaint also sought costs associated with oil spill response actions and damages, including, without limitation, damages to natural resources, State property, costs of increased public services, and lost revenues, pursuant to OPA, and the Louisiana Oil Spill Prevention and Response Act, La. R.S. § 30:2451 et seq.

E. The State of Texas filed a complaint on May 17, 2013, captioned State of Texas v. BP Exploration & Production Inc., et al., Case No. 1:13-cv-315 (E.D. Tex.), that was transferred to MDL 2179, where Texas filed an amended complaint on June 18, 2013, captioned State of Texas v. BP Exploration & Production Inc., et al., Case No. 13-cv-4677 (E.D. La.). Texas’ amended complaint alleges, among other things, that BPXP, certain other BP Entities, and other parties are liable for civil penalties under Texas’ Oil Spill Prevention and Response Act, Tex. Nat. Res. Code § 40.001 et seq., and the Texas Water Code, Tex. Water Code § 26.001 et seq. Texas’ amended complaint also sought cost recovery and damages, including, without limitation, for injury to natural resources, lost tax revenues, lost state park revenues, and other economic damages, under OPA, the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq., Texas’ Oil Spill Prevention and Response Act, Tex. Nat. Res. Code § 40.001 et seq., and the Texas Water Code, Tex. Water Code § 26.001 et seq.

F. The State of Mississippi filed a complaint on April 18, 2013, captioned Hood v. BP Exploration & Production, Inc., et al., Case No. 1:13-cv-00158 (S.D. Miss.), that was transferred to MDL 2179 (E.D. La.) on May 9, 2013. Mississippi’s complaint alleges, among other things, that BPXP, certain other BP Entities, and other parties are liable for damages to the State, including for injury to natural resources, economic losses, and costs of providing increased public services under OPA and general maritime law, and for punitive damages under general maritime law. The State of Mississippi filed an additional complaint in the Circuit Court for the First Judicial District of Harrison County, Mississippi, on April 19, 2013, captioned Hood v. BP Exploration & Production, Inc., et al., bearing case number A2401-13-93 on the docket of said court. The aforesaid action was removed to the U.S. District Court for the Southern District of Mississippi, Case No. 1:13-cv-00206 on May 3, 2013, and was transferred to MDL 2179 (E.D. La.) on May 20, 2013. Mississippi’s additional complaint alleges, among other things, that BPXP, certain other BP Entities, and other parties violated the common law, Mississippi Air and Water Pollution Control Law, Miss. Code Ann. § 49-17-1 et seq., the Antiquities Law of Mississippi, Miss. Code Ann. § 39-7-1 et seq., the Solid Waste Disposal Law of 1974, Miss. Code Ann. § 17-17-1 et seq., and Miss. Code Ann. § 29-1-19, and therefore are liable for civil penalties under those statutes. Mississippi’s additional complaint also sought costs associated with economic, compensatory, and punitive damages, including, without limitation, damages to natural resources and State properties, and lost tax and other revenues under Mississippi law.

G. The State of Florida filed a first amended complaint on April 20, 2013, captioned State of Florida v. BP Exploration & Production, Inc., et al., Case No. 5:13-cv-00123 (N.D. Fla.), that was transferred to MDL 2179 (E.D. La.). Florida’s amended complaint alleges, among other things, that BPXP and certain other BP Entities are liable for damages, including, but not limited to, loss of taxes, under OPA, common law, and general maritime law, and punitive damages under general maritime law and Florida law. The Trustees for the natural resources of the State of Florida filed a complaint on March 5, 2014, captioned Vinyard et al. v. BP Exploration & Production, Inc., et al., Case. No. 3:14-cv-00112 (N.D. Fla.), that was transferred to MDL 2179 (E.D. La.) on March 24, 2014. The Trustees for the State of Florida’s complaint alleges, among other things, that BPXP and certain other BP Entities are liable for removal costs and natural resource damages under OPA.

H. On February 22, 2012, the Court entered an order granting partial summary judgment and finding BPXP liable for civil penalties under Section 311(b)(7) of the CWA, 33 U.S.C. § 1321(b)(7), in an amount to be determined by the Court. In the same order, the Court issued a declaratory judgment against BPXP, holding BPXP jointly and severally liable for removal costs and damages under Section 1002 of OPA, 33 U.S.C. § 2702. See In re Oil Spill by the Oil Rig “Deepwater Horizon” in the Gulf of Mexico, on April 20, 2010, 844 F. Supp. 2d 746 (E.D. La. 2012), aff’d in part sub nom. In re Deepwater Horizon, 753 F.3d 570 (5th Cir. 2014), rehearing en banc denied 775 F.3d 741 (5th Cir. 2015), cert. denied 135 S. Ct. 2893 (2015).

I. On November 14, 2011, the Court entered an order dismissing Alabama’s and Louisiana’s claims under state law, including for civil penalties, as being preempted by federal law. In re Oil Spill by the Oil Rig “Deepwater Horizon” in the Gulf of Mexico, on April 20, 2010, No. 10-3059, 2011 WL 5520295 (E.D. La. Nov. 14, 2011).

J. On October 12, 2011 and December 7, 2011, the DOI, on behalf of BSEE issued BPXP notifications of incidents of noncompliance, alleging, among other things, violations of the OCSLA, 43 U.S.C. § 1301 et seq., and its implementing regulations 30 C.F.R. Part 250, Subparts A, C, D, and Q. The alleged violations occurred while BPXP and its contractors conducted drilling and temporary abandonment procedures at the Macondo Well. BPXP filed administrative appeals of the incidents of noncompliance with the IBLA (IBLA 2012-0050 and IBLA 2012-0085), which appeals have been stayed pending resolution of this action. Subject to the right to an appeal, BSEE has authority to assess civil penalties for incidents of noncompliance, as well as seek other appropriate relief, pursuant to 43 U.S.C. § 1350(b)(1) & (b)(2).

K. On July 15, 2010, the DOI, on behalf of the Bureau of Ocean Energy Management, Regulation and Enforcement, issued a letter regarding BPXP’s obligations pursuant to OCSLA and the Federal Oil and Gas Royalty Management Act, 30 U.S.C. § 1756. BPXP filed an administrative appeal of this letter to the IBLA (IBLA 2010-0236), which appeal has been suspended.

L. The U.S. Coast Guard, NOAA, DOI, EPA, USDA, and other federal agencies have incurred costs, including response, removal, and natural resource damages assessment costs, as a result of the discharges of oil into the waters of the United States relating to the Deepwater Horizon Incident.

M. Each of the Gulf States, including their respective State Trustees, has incurred costs, including response, removal, and natural resource damages assessment costs, as a result of the discharges of oil into the waters of the United States and/or the Gulf States relating to the Deepwater Horizon Incident.

N. On January 30, 2013, the Court in U.S. v. BP Exploration & Production, Inc., Case No. 2:12-cr-00292 (E.D. La.) approved a criminal Plea Agreement between the United States and BPXP pursuant to which BPXP pled guilty to an information charging it with eleven counts of violations of 18 U.S.C. § 1115 (Misconduct or Neglect of Ship Officers), one count of violation of 18 U.S.C. § 1505 (Obstruction of Congress), one misdemeanor count of a violation of 33 U.S.C. §§ 1319(e)(1)(A) and 1321(b)(3) (CWA), and one misdemeanor count of a violation of 16 U.S.C. §§ 703 and 707(a) (Migratory Bird Treaty Act), relating to the Deepwater Horizon Incident.

O. On November 28, 2012, EPA issued a notice of suspension to BP p.l.c., BP America, Inc., BPXP, and other BP Entities from participating in federal contracts and other covered transactions. On February 1, 2013, EPA issued a notice of statutory disqualification to BPXP stating that BPXP cannot receive federal contracts or benefits if any part of the work will be performed at its Houston headquarters.

P. On March 13, 2014, BP p.l.c., BPCNA, BPXP, and certain other BP Entities entered into an Administrative Agreement with EPA to resolve all suspension and debarment matters arising from the Deepwater Horizon Incident. The Administrative Agreement incorporates requirements of both the Plea Agreement and a Securities and Exchange Commission Judgment Order entered against BP p.l.c. on December 10, 2012 (Securities and Exchange Comm’n v. BP p.l.c., Case No. 2:12-cv-02774 (E.D. La.)).

Q. Trial has concluded on the United States’ CWA claims, No. 10-4536. After the first phase of trial, on September 9, 2014, the Court issued its amended Findings of Fact and Conclusions of Law finding that the discharge of oil was the result of BPXP’s gross negligence and willful misconduct within the meaning of Section 311(b)(7)(D) of the CWA. See In re Oil Spill by the Oil Rig “Deepwater Horizon” in the Gulf of Mexico, on April 20, 2010, 21 F. Supp. 3d 657 (E.D. La. 2014). BPXP has disputed and appealed this decision to the U.S. Court of Appeals for the Fifth Circuit.

R. After the second phase of trial, on January 15, 2015, the Court issued its Findings of Fact and Conclusions of Law with respect to the Phase Two Trial (Doc. No. 14021), finding, inter alia, that 4.0 million barrels of oil were released from the Macondo Reservoir (Rec. Doc. 14021 ¶ 273); and that, for purposes of calculating the maximum civil penalty under the CWA, 3.19 million barrels of oil discharged into the Gulf of Mexico.

S. The Court conducted the third phase of the trial regarding the United States’ civil penalty claim filed under the CWA between January 20 and February 2, 2015. The Court has not yet issued its findings of fact or conclusions of law regarding this third phase of the CWA trial.

T. The Parties agree, and the Court by entering this Consent Decree finds, that this Consent Decree, (i) has been negotiated at arm’s length, in good faith, and will limit, avoid and resolve litigation between the Parties, and (ii) is fair, reasonable, and furthers the objectives of the statutes listed in the covenants not to sue.

NOW, THEREFORE, without further adjudication, findings or admissions of any issue of fact or law in connection with the Deepwater Horizon Incident, other than those expressly set forth in this Consent Decree, and with the consent of the Parties,

IT IS HEREBY ADJUDGED, ORDERED, AND DECREED as follows:

I.	JURISDICTION AND VENUE

1. Jurisdiction. This Court has jurisdiction over the subject matter of this action, pursuant to, inter alia, 33 U.S.C. §§ 1321(b), 1327, and 2717(b) and 28 U.S.C. §§ 1327, 1331, 1333, 1345, and 1355, and over the Parties for the purposes of the entry and enforcement of this Consent Decree.

2. Venue. Venue lies in the Eastern District of Louisiana pursuant to, inter alia, 33 U.S.C. §§ 2717(b) and 1321(b)(7)(E), and 28 U.S.C. §§ 98(a),1391, and 1395.

3. Findings Regarding Jurisdiction and Venue.

a. Solely for purposes of this Consent Decree or any action to enforce this Consent Decree, the Court finds and the Parties acknowledge and agree that: (a) the Court has exclusive jurisdiction over this Consent Decree and any action to enforce it; and (b) venue is proper in the Eastern District of Louisiana.

b. This Court finds and the Parties agree that the Court has authority to enter this Order as to all claims addressed herein, including those transferred to MDL 2179 pursuant to 28 U.S.C. § 1407.

4. Retention of Jurisdiction. Consistent with the terms of this Consent Decree, including its Appendices, the Court shall retain jurisdiction over this case for the purpose of resolving disputes arising under this Consent Decree and effectuating or enforcing compliance with the terms of this Consent Decree.

II.	APPLICABILITY

5. Persons Bound. The obligations of this Consent Decree apply to and are binding upon the United States, each of the Gulf States, and BPXP and, for the limited purposes set forth in Paragraph 6, BP p.l.c. and BPCNA, and each of their successors, assigns, or other entities or persons otherwise bound by law to comply with this Consent Decree.

6. Participation of BP p.l.c. and BPCNA. BP p.l.c. and BPCNA are entering into this Consent Decree for the limited purpose of guaranteeing the payment obligations of BPXP, providing financial assurance, and granting and receiving covenants not to sue, as set forth in this Consent Decree.

7. Liability of Successors and Assigns.

a. Any legal successor or assign of BPXP, BPCNA, or BP p.l.c. shall be liable for the payment and other performance obligations of BPXP, BPCNA, or BP p.l.c., as applicable hereunder, and an agreement to be so liable shall be included by BPXP, BPCNA, or BP p.l.c., as applicable, in the terms of any sale, acquisition, or merger of BPXP, BPCNA, or BP p.l.c., as applicable, with appropriate terms for the retention or transfer of financial assurances for BPXP’s payment obligations under the Consent Decree.

b. No change in the ownership or control of BPXP, BPCNA, or BP p.l.c. shall alter the obligations of BPCNA or BP p.l.c. as guarantors without the express written agreement of the United States and the Gulf States.

c. In the event of the sale, assignment, or transfer of some but not all of BPXP’s assets to an unaffiliated third party pursuant to an arm’s-length transaction, such third party shall not be liable for BPXP’s obligations under this Consent Decree.

III.	DEFINITIONS

8. Terms Defined in Statute or Regulation. Capitalized terms used in this Consent Decree that are defined in the CWA, OPA, or the OCSLA, or in regulations promulgated pursuant to the CWA, OPA, or OCSLA, shall have the meanings assigned to them in such law or regulations, unless otherwise provided in this Consent Decree. In the case of a conflict between a defined term in this Consent Decree and any such term in OPA, CWA, OSCLA, or other law, the Consent Decree shall govern.

9. Terms Defined in this Consent Decree. For purposes of this Consent Decree, whenever the terms set forth below are used, the following definitions shall apply:

a. “Act of Insolvency” means any one of the following: the presentation of a winding-up petition in respect of BP p.l.c., the making of an application for an administration order in respect of BP p.l.c., an application to court for an order convening meetings of creditors of BP p.l.c. to consider a scheme of arrangement under the Companies Act 2006 that would materially alter the United States’ or any Gulf State’s rights against BP p.l.c. under this Consent Decree, the summoning of meetings of the creditors of BP p.l.c. (including the United States and the Gulf States) to consider a proposal for a company voluntary arrangement or other composition under the Insolvency Act 1986 that would materially alter the United States’ or any Gulf State’s rights against BP p.l.c. under this Consent Decree, or the appointment of an administrative receiver, administrator, or liquidator in respect of BP p.l.c. If in the case of a petition presented or application made by a creditor, contributory or other third party, such petition or application is stayed, dismissed, or withdrawn within 60 Days of its filing, such a petition or application shall not constitute an Act of Insolvency. For the purposes of this Paragraph, the term “materially alter” means an alteration to the United States’ or any Gulf State’s rights against BP p.l.c. under the Consent Decree which reduces the amounts owed or payable, or extends the time at which payments are to be made, to the United States or any Gulf State or is otherwise materially prejudicial to the United States or any Gulf State.

b. “Administrative Agreement” means the agreement reached on March 13, 2014, between BP p.l.c., BPCNA, BPXP, and certain other BP Entities and the EPA, as amended, to resolve all suspension and debarment matters arising from the Deepwater Horizon Incident and which is attached as Appendix 4 to this Consent Decree.

c. “BP Entity” or “BP Entities” means one or more of the following: BP p.l.c., BPCNA, and BPXP, and any parents, subsidiaries, successors, assigns, and all entities identified in Appendix 7 to this Consent Decree, and, for each of the preceding, all of their current, future, and former officers, directors, and employees in their official capacities.

d. “BP p.l.c.” means BP p.l.c., a company incorporated in England whose registered office is at 1 St. James’s Square, London, SW1Y 4PD, England.

e. “BPCNA” means BP Corporation North America Inc., incorporated in the State of Indiana, with its current principal place of business in Houston, Texas.

f. “BPXP” means BP Exploration & Production Inc., incorporated in the State of Delaware, with its current principal place of business in Houston, Texas.

g. “BSEE” means the the Bureau of Safety and Environmental Enforcement in the Department of the Interior.

h. “Change of Control” means change of control of BP p.l.c. in the form of a takeover bid, tender offer or other merger transaction (however effected), that has become unconditional in all respects or otherwise effective, under which a third party or group of parties acting together acquires such number of shares in BP p.l.c. (or an interest in such shares) so as to carry more than 50% of the voting rights in BP p.l.c.

i. “Consent Decree” means this Consent Decree, including all its appendices.

j. “Court” means the United States District Court for the Eastern District of Louisiana.

k. “CWA” means the Federal Water Pollution Control Act, 33 U.S.C. §§ 1251-1388.

l. “Date of Lodging” means the date upon which the United States submits this Consent Decree to the Court, prior to soliciting public comment on the Consent Decree or the PDARP.

m. “Day” means a calendar day unless expressly stated to be a business day. In computing any period of time under this Consent Decree, where the last day would fall on a Saturday, Sunday, or federal holiday, the period shall run until 5 p.m. Central Time of the next business day.

n. “Deepwater Horizon” means the mobile offshore drilling unit Deepwater Horizon, including its engines, gear, tackle, apparel, riser, and appurtenances.

o. “Deepwater Horizon Incident” means (1) all discharges of hydrocarbons or other substances from the Macondo Well, including discharges from, through, or into the Deepwater Horizon, occurring on or after April 20, 2010, but prior to the Date of Lodging of the Consent Decree, regardless of any subsequent movement, migration, resuspension, or resurfacing of such hydrocarbons or other substances; (2) the installation, drilling, construction and blowout of the Macondo Well; (3) the explosion and fire on the Deepwater Horizon; (4) the loss of the Deepwater Horizon; (5) containment efforts related to the Macondo Well; (6) construction of the relief wells within the meaning of the Macondo Well; and (7) cleanup, removal, and remediation efforts, and all other response or restoration actions, including the application of dispersants, in connection with the foregoing events.

p. “Deepwater Horizon Oil Spill NRD Fund” means the incident-specific subaccount within the NRDAR Fund established for the Deepwater Horizon Incident.

q. “DOI” means the U.S. Department of the Interior.

r. “DOJ ENRD” means the U.S. Department of Justice’s Environment and Natural Resources Division.

s. “Effective Date” means the date upon which the Court enters this Consent Decree.

t. “EFT” means a FedWire Electronic Funds Transfer.

u. “EPA” means the U.S. Environmental Protection Agency.

v. “Exhibit B” means Exhibit B to the Plea Agreement made enforceable by the Order of Special Conditions of Probation. A copy of Exhibit B is attached to Appendix 5 to this Consent Decree.

w. “Federal Trustees” means any and all federal officials designated by the President under Section 1006(b)(2) of OPA, 33 U.S.C. § 2706(b)(2), or authorized under any other applicable law, to act as trustees on behalf of the public for Natural Resources in connection with the Deepwater Horizon Incident, including the Secretary of Commerce, the Secretary of the Interior, the Secretary of Agriculture, and the Administrator of the U.S. Environmental Protection Agency, and their respective delegates.

x. “Framework Agreement” means the agreement between BPXP, the United States, and the States of Alabama, Florida, Louisiana, Mississippi, and Texas titled the Framework for Early Restoration Addressing Injuries Resulting from the Deepwater Horizon Oil Spill, dated April 20, 2011.

y. “Gulf State” or “Gulf States” means one or more of the States of Alabama, Florida, Louisiana, Mississippi, and Texas.

z. “IBLA” means the Interior Board of Land Appeals in the Department of the Interior.

aa. “Implementation Plan” means “the detailed implementation plan” required by paragraph 32 of Exhibit B. The approved Implementation Plan, redacted to remove certain information in conformance with the standard provided by Paragraph 39.b., is attached as Appendix 6 to this Consent Decree.

bb. “Indemnified Parties” means those entities identified in Appendix 3 and any indemnified related parties with whom any of the BP Entities has entered into agreements to indemnify, hold harmless, or reimburse the party with respect to U.S. Covered Matters or State Covered Matters, prior to July 2, 2015.

cc. “Macondo Well” means (a) Macondo Well 1 (including MC-252#1, Well No. 001ST00BP00, MC-252#1 ST1, Well No. 001ST00BP01), Macondo Well 2 (including MC-252#2, Well No. 003ST00BP00), and Macondo Well 3 (including MC-252#3, Well No. 002ST00BP00) within Block 252, Mississippi Canyon, OCS Official Protraction Diagram, NH 16 16-10 existing on or before the Date of Lodging of the Consent Decree; (b) the Deepwater Horizon; (c) a coffer dam used in the course of removal work conducted during the discharge of oil from Block 252 of the Mississippi Canyon that began April 20, 2010; (d) “the Macondo Well” as defined in the United States’ Complaint in MDL 2179; and (e) the eight aliquots within Block 252, Mississippi Canyon, OCS Official Protraction Diagram, NH 16-10, three of which were owned or operated by BPXP or a BP Entity as of July 2, 2015.

dd. “Natural Resource” and “Natural Resources” means land, fish, wildlife, biota, air, water, ground water, drinking water supplies, sediment, habitat, supporting ecosystem, and/or any other such resources at any time belonging to, managed by, held in trust by, appertaining to, regulated by, assessed as part of the Deepwater Horizon Natural Resource Damages assessment, or otherwise controlled by the United States (including resources of the exclusive economic zone; “system unit resources” as defined by 54 U.S.C. § 100721(3); “park system resources” as defined by 16 U.S.C. § 19jj(d); and marine “sanctuary resources” as defined by 16 U.S.C. § 1432(8)), any Gulf State, and/or any Trustee.

ee. “Natural Resource Damages” means any costs or damages recoverable by the United States or any of the Gulf States (including the Trustees) as trustees or parens patriae on behalf of the public under Section 1002(b)(2)(A) of OPA, 33 U.S.C. § 2702(b)(2)(A),

the Park System Resource Protection Act, 54 U.S.C. § 100722 and the former 16 U.S.C. § 19jj-1 (repealed Dec. 19, 2014), the National Marine Sanctuaries Act, 16 U.S.C. § 1443, Section 311(f)(4) and (5) of the CWA, 33 U.S.C. §§ 1321(f)(4) and (5), Section 107(a)(4)(C) of CERCLA, 42 U.S.C. § 9607(a)(4)(C), any other federal law, state law, common law, or any federal, state, or local regulation, rule, guidance or ordinance, as compensation to the public for injury to, destruction of, loss of, or loss of use of Natural Resources, including any natural resource services they provide, resulting from a release or threat of release of oil or a hazardous substance or any removal or response action (including any diversion of freshwater). Natural Resource Damages include, without limitation: (i) the costs of assessing injury, destruction, loss of, or loss of use of Natural Resources and the resulting damages; (ii) the costs of restoration, rehabilitation, or replacement of injured, destroyed, or lost Natural Resources and natural resource services or of acquisition of equivalent resources; (iii) the costs of planning and monitoring such restoration activities; and (iv) any other compensation for diminution in value or loss of use or non-use values of Natural Resources.

ff. “NOAA” means the National Oceanic and Atmospheric Administration.

gg. “NRDAR Fund” means the DOI’s Natural Resource Damage Assessment and Restoration Fund.

hh. “OCSLA” means the Outer Continental Shelf Lands Act, 43 U.S.C. §§ 1331-1356.

ii. “OPA” means the Oil Pollution Act, 33 U.S.C. §§ 2701-2762.

jj. “OSLTF” means the Oil Spill Liability Trust Fund established pursuant to 26 U.S.C. § 9509 and 33 U.S.C. § 1321(s).

kk. “Paragraph” means a portion of this Consent Decree identified by an Arabic numeral or a lower case letter.

ll. “Party” or “Parties” means any or all of the United States, the Gulf States, BPXP, BPCNA, and BP p.l.c.

mm. “PDARP” means the Programmatic Damage Assessment and Restoration Plan for the Deepwater Horizon Oil Spill.

nn. “Plea Agreement” means the agreement approved by the District Court for the Eastern District of Louisiana on January 29, 2013, which is attached as Appendix 5 to this Consent Decree.

oo. “Project Stipulation” means a stipulation entered into pursuant to the Framework Agreement.

pp. “RESTORE Act” means the Resources and Ecosystems Sustainability, Tourist Opportunities and Revived Economies of the Gulf Coast States Act of 2012, Public Law 112-141, Subtitle F.

qq. “Section” means a portion of this Consent Decree denoted by a capitalized Roman numeral.

rr. “Settling Local Entity” means any local governmental entity that has, in the past, present, or future, settled claims for economic and other damages arising from the Deepwater Horizon Incident.

ss. “State Covered Matters” means the claims to which the covenant not to sue provided in Paragraph 61 applies.

tt. “State Trustees” means any and all state and local officials designated by any governor of any Gulf State under Section 1006(b)(3) of OPA, 33 U.S.C. § 2706(b)(3), or authorized under any other applicable law, to act as a trustee on behalf of the public for Natural Resources in connection with the Deepwater Horizon Incident, including officials from the Alabama Department of Conservation and Natural Resources, the Geological Survey of Alabama, the Florida Department of Environmental Protection, the Florida Fish and Wildlife Conservation Commission, the Louisiana Coastal Protection and Restoration Authority, the Louisiana Oil Spill Coordinator’s Office, the Louisiana Department of Environmental Quality, the Louisiana Department of Wildlife and Fisheries, the Louisiana Department of Natural Resources, the Mississippi Department of Environmental Quality, the Texas Parks and Wildlife Department, the Texas General Land Office, and the Texas Commission on Environmental Quality, and their respective delegates.

uu. “Trustee” or “Trustees” means one or more Federal Trustees and/or State Trustees.

vv. “U.S. Covered Matters” means the claims to which the covenant not to sue provided in Paragraph 60 applies.

ww. “USDA” means the U.S. Department of Agriculture.

xx. “United States” means the United States, its agencies, and instrumentalities.

IV.	CIVIL PENALTY

10. Civil Penalty Amount. BPXP shall pay the United States the sum of $5.5 billion as a civil penalty pursuant to 33 U.S.C. § 1321, and subject to the RESTORE Act.

11. Civil Penalty Payment Schedule. BPXP shall pay the civil penalty in accordance with the schedule set forth in Table 1. The Assumed Year presented in Table 1 shall be adjusted, if necessary, so that the first payment is due on the first anniversary after the Effective Date and each subsequent payment is due, respectively, on the subsequent anniversary of the Effective Date.

Table 1: Payment Schedule for Civil Penalty

Payment Date	Assumed Year	Amount
Anniversary of the Effective Date	2017	$379,310,345
Anniversary of the Effective Date	2018	$189,655,172
Anniversary of the Effective Date	2019	$379,310,345
Anniversary of the Effective Date	2020	$379,310,345
Anniversary of the Effective Date	2021	$379,310,345
Anniversary of the Effective Date	2022	$379,310,345
Anniversary of the Effective Date	2023	$379,310,345
Anniversary of the Effective Date	2024	$379,310,345
Anniversary of the Effective Date	2025	$379,310,345
Anniversary of the Effective Date	2026	$379,310,345
Anniversary of the Effective Date	2027	$379,310,345
Anniversary of the Effective Date	2028	$379,310,345
Anniversary of the Effective Date	2029	$379,310,345
Anniversary of the Effective Date	2030	$379,310,345
Anniversary of the Effective Date	2031	$379,310,343
Total:		$5,500,000,000

12. Interest on the Civil Penalty. Interest shall accrue on all unpaid portions of the civil penalty in accordance with the requirements of Section VII and shall be paid to the United States on the anniversary of the Effective Date occurring in the year 2032. Such interest and any interest or stipulated penalties due under Paragraphs 44 and 51 for failure to timely pay the civil penalty shall be treated as a civil penalty payment pursuant to the CWA and the RESTORE Act.

13. Civil Penalty Payment Procedure. BPXP shall pay the civil penalty and the interest on the civil penalty through EFT pursuant to instructions that shall be provided upon request to BPXP by the Financial Litigation Unit of the Office of the United States Attorney, Eastern District of Louisiana. BPXP shall cause payment to be accompanied by a transmittal letter that shall specify that the payment is a civil penalty under Section 311(b) of the CWA and is being made pursuant to this Consent Decree, in connection with the Deepwater Horizon Incident. BPXP also shall cause the transmittal letter to specify the civil number assigned to this case (10-4536), along with DJ No. 90-5-1-1-10026.

14. Tax Treatment. No BP Entity may capitalize into inventory or basis or take as a tax deduction any portion of the civil penalty payments, including interest, due under this Section IV or any penalties or interest due under Paragraphs 44 and 51 for failure to timely pay the civil penalty.

V.	NATURAL RESOURCE DAMAGES

15. Natural Resource Damages Amount. BPXP shall pay $7.1 billion, plus any of the $1 billion and accrued interest not yet paid by BPXP under the Framework Agreement, to the United States and the Gulf States for Natural Resource Damages resulting from the Deepwater Horizon Incident.

16. Natural Resource Damages Payment Schedule. BPXP shall pay the $7.1 billion in accordance with the schedule set forth in Table 2. The Assumed Year presented in Table 2 shall be adjusted, if necessary, so that the first payment is due one calendar year after the Effective Date and each subsequent payment is due, respectively, on the subsequent anniversary of the Effective Date. The payments required by this Paragraph shall be distributed to subaccounts within the Deepwater Horizon Oil Spill NRD Fund as set forth in Section 2.4 of Appendix 2. Interest on all unpaid portions of the Natural Resource Damages payments required under this Paragraph shall accrue in accordance with Section VII and shall be paid as provided in Paragraph 21.a.

Table 2: Payment Schedule for $7.1 Billion Payment for Natural Resource Damages

Payment Date	Assumed Year	Amount
Anniversary of the Effective Date	2017	$489,655,172
Anniversary of the Effective Date	2018	$244,827,586
Anniversary of the Effective Date	2019	$489,655,172
Anniversary of the Effective Date	2020	$489,655,172
Anniversary of the Effective Date	2021	$489,655,172
Anniversary of the Effective Date	2022	$489,655,172
Anniversary of the Effective Date	2023	$489,655,172
Anniversary of the Effective Date	2024	$489,655,172
Anniversary of the Effective Date	2025	$489,655,172
Anniversary of the Effective Date	2026	$489,655,172
Anniversary of the Effective Date	2027	$489,655,172
Anniversary of the Effective Date	2028	$489,655,172
Anniversary of the Effective Date	2029	$489,655,172
Anniversary of the Effective Date	2030	$489,655,172
Anniversary of the Effective Date	2031	$489,655,178
Total:		$7,100,000,000

17. Final Payment of Early Restoration Funds. As of the Effective Date, the Framework Agreement and the Project Stipulations entered into under that agreement shall be void as to undertakings between BPXP and the Trustees, provided, however, that the Trustees shall use the amounts paid or committed by BPXP under each Project Stipulation for the project(s) and in the manner specified in each such Project Stipulation and the corresponding early restoration plan adopted by the Trustees, except that decisions concerning any project modification(s), the selection and implementation of any replacement project(s), and the use of any unexpended early restoration project funds shall be made in accordance with the relevant provisions of Appendix 2. No later than 30 days after the Effective Date, BPXP shall pay all then-unpaid amounts that BPXP agreed to pay under the Project Stipulations and the balance remaining under the Framework Agreement (i.e., any portion of the $1 billion not previously paid under a Project Stipulation plus accrued interest) to Federal and/or State Trustees in accordance with Paragraph 18.

18. Payment Procedure for Natural Resource Damages. BPXP shall make the payments required under Paragraphs 15, 17, and 21 into the Deepwater Horizon Oil Spill NRD Fund, to be managed by DOI for the joint benefit and use of the Trustees in accordance with the requirements of Paragraph 19.

19. Use of Natural Resource Damages Payments. The Trustees shall use the amounts paid by BPXP pursuant to Paragraphs 15, 17, and 21 to address injuries and/or losses to Natural Resources (including services provided by Natural Resources) resulting from the Deepwater Horizon Incident, including for Natural Resource Damage assessment and planning activities of the Trustees after the Effective Date; for restoration, rehabilitation, replacement, or acquisition of the equivalent of injured or lost Natural Resources or natural resource services as provided in one or more restoration plans adopted by the Trustees consistent with 15 C.F.R. Part 990; for monitoring, information management, oversight, coordination, public education, and administrative activities related to the restoration plans and programs; and for addressing unknown conditions and undertaking adaptive management. The Trustees shall expend such funds in accordance with the provisions of Appendix 2.

20. Role of BP Entities. BPXP and the other BP Entities had and will have no role in developing the content of Appendix 2 beyond that established by law for members of the public.

21. Additional Payments for Unknown Conditions and Adaptive Management. As described in this Paragraph, BPXP shall pay additional funds, not to exceed $700 million, for use by the Federal and State Trustees (1) to address injuries and/or losses to Natural Resources (including services provided by Natural Resources) resulting from the Deepwater Horizon Incident that are unknown to the Trustees as of July 2, 2015, including for any associated Natural Resource Damage assessment and planning activities, or (2) to adapt, enhance, supplement, or replace restoration projects or approaches initially selected by the Trustees. The payments required under this Paragraph shall consist of the following:

a. From the Effective Date, interest shall accrue, as set forth in Section VII, on the unpaid balance of the $7.1 billion required under Paragraph 15. At any time between January 1, 2026 and the anniversary of the Effective Date in the assumed year 2032, the United States and all of the Gulf States may jointly demand payment of all or a part of the accrued and previously unpaid interest on the amount required under Paragraph 15. BPXP shall pay the requested amount of accrued and previously unpaid interest within 60 Days of receipt of the joint demand in accordance with joint instructions provided by the United States and the Gulf States. On the anniversary of the Effective Date in assumed year 2032, BPXP shall pay any remaining unpaid accrued interest as required under Paragraphs 15 and 16 to the Federal and/or State Trustees in accordance with joint instructions provided by the United States and the Gulf States.

b. In addition to the payment(s) of interest under Paragraph 21.a., on the 16th anniversary of the Effective Date, BPXP shall pay $232 million to the United States for the joint use of the Federal and State Trustees.

c. The payments required by this Paragraph shall be distributed to subaccounts within the Deepwater Horizon Oil Spill NRD Fund in accordance with Section 2.3.3 of Appendix 2.

22. Reimbursement of Assessment Costs. BPXP shall pay a total of $350 million for previously unreimbursed Natural Resource Damages assessment costs incurred by the Trustees or paid by the OSLTF in connection with the Deepwater Horizon Incident prior to the Effective Date and for the publicly-available data management system described in Paragraph 23.f. The $10 million payment made by BPXP to DOI on July 14, 2015 shall be credited against the $350 million total payment. Thereafter, BPXP shall pay the remaining $340 million in accordance with the schedule set forth in Table 3. The Assumed Year presented in Table 3 shall be adjusted, if necessary, so that the first payment is due 60 Days after the Effective Date and each subsequent payment is due, respectively, on the subsequent anniversary of the Effective Date.

Table 3: Schedule for Payment of Past Federal and State Natural Resource Damages Assessment Costs

No.	Date	Assumed Year	Amount
1	July 14, 2015	2015	$10,000,000
2	60 Days After the Effective Date	2016	$50,000,000
3	Anniversary of the Effective Date	2017	$50,000,000
4	Anniversary of the Effective Date	2018	$35,000,000
5	Anniversary of the Effective Date	2019	$35,000,000
6	Anniversary of the Effective Date	2020	$40,000,000
7	Anniversary of the Effective Date	2021	$40,000,000
8	Anniversary of the Effective Date	2022	$45,000,000
9	Anniversary of the Effective Date	2023	$45,000,000
Total:			$350,000,000

23. Allocation of Assessment Costs.

a. BPXP shall pay $2,250,000 of each of payments number 2 and 3 required by Table 3 to the State of Alabama for Natural Resource Damages. Payment shall be made to the State of Alabama by wire transfer as follows:

Financial Institution:	###########
ABA Routing Number:	#########
Account to Credit:	############

At the time of each payment, BPXP shall send a copy of the wire transfer authorization form and transaction record in accordance with the notice requirements of Paragraph 92.

b. BPXP shall pay $19,125,000 of each of payments number 2 and 3 required by Table 3 to the State of Louisiana for Natural Resource Damages. Payment to the State of Louisiana shall be made by wire transfer as follows:

Bank Name:	#########################
Bank Address	##################
#####################
Account Name:	###########################
Account Number:	##########
ACH Routing Number	########

BPXP shall notify the Louisiana Office of Finance and Support Services of the amount of payment and the expected wire date. A deposit ticket must be sent to the Louisiana State Treasury in advance to secure the funds being sent. At the time of each payment, BPXP shall send a copy of the wire transfer authorization form and transaction record in accordance with the notice requirements of Paragraph 92.

c. BPXP shall pay $2,875,000 of each of payments number 2 and 3 required by Table 3 to the State of Mississippi for Natural Resource Damages. Payment to the State of Mississippi shall be made by wire transfer as follows:

Account Name:	Mississippi State Treasurer
Bank Name:	############
Bank Address:	########################################
ACH Route Number:	########
Account Number:	##########

d. BPXP shall pay $750,000 of each of payments number 2 and 3 required by Table 3 to the State of Texas by wire transfer to the Comptroller of Public Accounts, State of Texas, for the Attorney General’s Suspense Account, using the following instructions:

Financial Institution:	##############
Routing Number:	#########
Account Name:	Comptroller of Public Accounts, Treasury Operations
Account Number to Credit:	#########
Reference:	AG No. 10-3202222 (BP Gulf Oil Spill)
Attention:	Office of the Attorney General, Chief, EPD Div. (512-463-2012)
Contact:	Kristy Lerma, Financial Reporting (512-475-4377)

At the time of each payment, the payor shall likewise send a copy of the wire transfer authorization form and transaction record, together with a transmittal letter referencing AG No. 10-3202222 to the State of Texas in the manner specified in the notice requirements of Paragraph 92.

e. The State of Florida has no uncompensated assessment costs.

f. BPXP shall pay all other amounts due under Paragraphs 22 and 23 and Table 3 to the United States through EFT pursuant to instructions that shall be provided upon request to BPXP by the Financial Litigation Unit of the Office of the United States Attorney, Eastern District of Louisiana. BPXP shall cause payment to be accompanied by a transmittal letter that states that the payment is being made pursuant to Paragraph 23.f. of this Consent Decree. BPXP also shall specify the civil number assigned to this case (10-4536), along with DJ No. 90-5-1-1-10026. Of the amount paid to the United States, $37 million shall be available to NOAA to establish, populate, manage, and maintain a Gulf-wide environmental data management system that shall be readily accessible to all Trustees and the public.

VI.	OTHER PAYMENTS BY BPXP AND RELATED TERMS

24. Amount of Other Payments. BPXP shall pay the United States a total of $250 million, allocated as follows:

a. $167.4 million to pay unreimbursed response or removal costs related to the Deepwater Horizon Incident, paid or obligated by the OSLTF or incurred by the United States, prior to July 2, 2015; and

b. $82.6 million in settlement of the United States’ claims under the False Claims Act, 31 U.S.C. § 3729 et seq., and the Federal Oil and Gas Royalty Management Act, 30 U.S.C. § 1756. This amount includes and resolves the share of royalty owed by BPXP and MOEX Offshore 2007 LLC for oil lost from the Macondo Well between April 2010 and July 2010 (a total share of 75%), but does not resolve or impair, in any way, any claims of the United States against

Anadarko Petroleum Corporation or its affiliates for the remaining 25% share of that royalty, for which the United States alleges that Anadarko Petroleum Corporation or its affiliates are liable. This Consent Decree prohibits use or application of any of the proceeds secured hereunder – from this $82.6 million or otherwise – to address in any way the claims of the United States against Anadarko Petroleum Corporation or its affiliates for royalties related to the Macondo Well

25. Schedule for Payment of Other Amounts. BPXP shall pay the $250 million required by Paragraph 24 in accordance with the schedule set forth in Table 4 on the respective anniversary of the Effective Date. The Assumed Year presented in Table 4 shall be adjusted, if necessary, so that the first payment is due 60 Days after the Effective Date and each subsequent payment is due, respectively, on the subsequent anniversary of the Effective Date.

Table 4: Schedule for Payment of $250 Million

Date	Assumed Year	Amount
60 Days After the Effective Date	2016	$40,000,000
Anniversary of the Effective Date	2017	$30,000,000
Anniversary of the Effective Date	2018	$30,000,000
Anniversary of the Effective Date	2019	$30,000,000
Anniversary of the Effective Date	2020	$30,000,000
Anniversary of the Effective Date	2021	$30,000,000
Anniversary of the Effective Date	2022	$30,000,000
Anniversary of the Effective Date	2023	$30,000,000
Total:		$250,000,000

26. Payment of Other Amounts. BPXP shall make payments of the amounts due to the United States pursuant to Paragraph 24 through EFT pursuant to instructions that shall be provided upon request to BPXP by the Financial Litigation Unit of the Office of the United States Attorney, Eastern District of Louisiana. BPXP shall cause payment to be accompanied by a transmittal letter that identifies the allocation of the payment set forth in Paragraph 24 and specifies the payment is being made pursuant to this Consent Decree in connection with the Deepwater Horizon Incident. BPXP also shall specify the civil number assigned to this case (10-4536), along with DJ No. 90-5-1-1-10026.

VII.	INTEREST

27. Accrual of Interest. Interest on the unpaid balances due pursuant to Paragraphs 10 and 15 shall accrue from the Effective Date through the date of payment and shall be compounded annually on each anniversary of the Effective Date and shall be calculated on an actual/actual day basis. In the event of a payment of interest pursuant to Paragraph 21 or Section VIII of this Consent Decree that occurs after an anniversary date, the interest shall be calculated from the Effective Date through the date of payment.

28. Interest Rate. Interest shall accrue at the rate calculated by taking the average market yield on U.S. Treasury securities at 2-year and 3-year constant maturities, quoted on an investment basis by the U.S. Federal Reserve (H.15 Release), for the period from May 28, 2014 to May 27, 2015, rounded to two decimal places.

VIII.     ACCELERATION OF PAYMENTS

29. BPXP Option for Acceleration. BPXP shall have the option (at its sole discretion) to pay any of the amounts required in Sections IV, V, or VI before they are due. Any such prepayment of an installment shall include the accrued but unpaid interest, if applicable (calculated in accordance with Section VII).

30. Acceleration Upon Change of Control. If there has been a Change of Control, the United States and all Gulf States may jointly elect to accelerate the schedule for all or any of the payments required in Sections IV, V and/or VI. If the United States and all Gulf States jointly elect to accelerate all or any of the payments due under Sections IV, V and/or VI, such accelerated payments shall become due and owing 120 Days after service of notice of such election, or any other time that the Parties may jointly agree upon.

31.Acceleration Upon Insolvency. If there has been an Act of Insolvency, the United States and all of the Gulf States may jointly elect to accelerate the schedule for all or any of the payments required in Sections IV, V, and/or VI. If the United States and all of the Gulf States jointly elect to accelerate all or any of the payments due under Sections IV, V, and/or VI, such accelerated payments shall become due and owing 120 Days after service of notice of such election, or any other time that the Parties may agree upon.

IX.	FINANCIAL ASSURANCE

32. Commitment of Guarantors.

a. As set forth in the Primary Guaranty in Appendix 8, BPCNA hereby absolutely and irrevocably guaranties the payments of all kinds due from BPXP under this Consent Decree in the event that BPXP defaults on such payments.

b. As set forth in the Secondary Guaranty in Appendix 9, BP p.l.c. hereby absolutely and irrevocably guaranties the payments of all kinds due from BPXP under this Consent Decree in the event that BPXP defaults on such payments and BPCNA defaults on its obligation to serve as primary guarantor.

c. For purposes of any action to enforce the guaranty obligations set forth herein, BPCNA and BP p.l.c. waive all defenses or other arguments based in whole or part on the nature of the payments guarantied, the nature of the claims from which those payment obligations arose, or the nature of this Consent Decree.

33. Standard for Default.

a. For the purposes of Paragraph 32, BPXP shall be considered in default of a payment required under this Consent Decree if any of the following conditions has been met:

i. BPXP has failed to make such payment within 60 Days after such payment has become due under the Consent Decree;

ii. BPXP has filed for bankruptcy under the United States Bankruptcy Code or other applicable statute(s) or code(s) pertaining to insolvency; or

iii. any third party has petitioned a court to place BPXP in bankruptcy under the United States Bankruptcy Code or other applicable statute(s) or code(s) pertaining to insolvency, an order for relief is entered, and any such filing or petition is not dismissed within 60 Days of such order for relief.

b. For the purposes of Paragraph 32, BPCNA shall be considered in default on its guaranty of a payment required under this Consent Decree if BPXP has defaulted on such payment and any of the following conditions has been met:

i. BPCNA has failed to make such payment within 60 Days after BPXP has defaulted pursuant to Paragraph 33.a.; or

ii. BPCNA has filed for bankruptcy under the United States Bankruptcy Code or other applicable statute(s) or code(s) pertaining to insolvency; or

iii. any third party has petitioned a court to place BPCNA in bankruptcy under the United States Bankruptcy Code or other applicable statute(s) or code(s) pertaining to insolvency, an order for relief is entered, and any such filing, or petition is not dismissed within 60 Days of such order for relief.

X.	INJUNCTIVE RELIEF

34. Prior Agreements. Various BP Entities and the United States have previously entered into certain agreements setting forth injunctive relief and other requirements of performance related to the Deepwater Horizon Incident, as described generally in this Paragraph:

a. On January 29, 2013, the United States District Court for the Eastern District of Louisiana approved BPXP’s Plea Agreement which included injunctive relief set forth in Exhibit B. Exhibit B requires BPXP to implement specific improvements related to deep water drilling safety, including, e.g.: (1) third party verification of blowout preventers; (2) improvements in its cement design and competency; (3) the maintenance of a real-time, drilling operations monitoring center in Houston; (4) completion of additional oil spill response training and drills; (5) audits of the Safety and Environmental Management Systems of BPXP-contracted drilling rigs and BPXP-operated platforms, including BPXP-owned platform rigs; (6) development and implementation of a well control competency assessment plan for those it uses as Well Site leaders; (7) in collaboration with industry and government, initiation of at least four pilot projects to evaluate technology enhancements intended to improve operational safety with respect to deep water drilling and make available any resulting data or technology to anyone on commercially reasonable terms; and (8) requirements related to the use of two blind-shear rams on blowout preventers. Pursuant to Exhibit B, BPXP has submitted a detailed Implementation Plan for accomplishing these and other measures related to safe deep water drilling operations.

b. Exhibit B also requires appointment of both a process safety monitor and an ethics monitor. In brief, the process safety monitor’s duties are to review, evaluate, and provide recommendations for the improvement of BPXP’s process safety and risk management procedures. In brief, the ethics monitor’s duties are to review and provide recommendations for improvement of BPXP’s code of conduct and its implementation and enforcement for the purpose of preventing future criminal and ethical violations with respect to dealings with regulatory and enforcement authorities. Exhibit B also requires appointment of an independent, third party auditor to sample or test compliance with various portions of Exhibit B. Exhibit B to the Plea Agreement and its Implementation Plan are attached to the Consent Decree as part of Appendices 5 and 6, respectively.

c. On March 13, 2014, BP p.l.c., BPCNA, BPXP, and certain other BP Entities entered into an Administrative Agreement with the EPA to resolve all suspension and debarment matters arising from the Deepwater Horizon Incident. The Administrative Agreement incorporates terms and conditions of both the Plea Agreement noted above and of a Securities and Exchange Commission Judgment Order entered against BP on December 10, 2012 (Securities and Exchange Commission v. BP p.l.c., E.D. La.). The Administrative Agreement also requires actions related to maintenance or improvement of ethics and compliance programs and good corporate governance activities, such as: code-of-conduct training, the operation of an employee concerns hotline, and maintenance of risk-based compliance standards and procedures for BP Entities based in the United States. The Administrative Agreement also contains certain other specific additional provisions targeted to deep water drilling safety in the United States, including provisions related to contractor oversight and audits of safety and environmental management systems. The ethics monitor under the Plea Agreement also serves as an ethics monitor under the Administrative Agreement. A copy of the Administrative Agreement is attached to the Consent Decree as Appendix 4.

35. Acknowledgement of Compliance. BPXP acknowledges that it is in material compliance with the injunctive relief provisions set forth in Exhibit B and the requirements of the Implementation Plan and the Administrative Agreement.

36. Compliance with Exhibit B and the Administrative Agreement. BPXP’s and the other BP Entities’ obligations under Exhibit B, including the Implementation Plan, and under the Administrative Agreement continue and remain enforceable under the Plea Agreement or Administrative Agreement, as applicable, and not under this Consent Decree.

37. Submissions to DOJ ENRD. BPXP shall provide to DOJ ENRD copies of those documents specifically identified in Appendix 10. BPXP shall provide each document identified in Appendix 10 in the time and manner and format required by Appendix 10. To the extent that BPXP asserts that a document in Appendix 10 being submitted to DOJ ENRD contains confidential business information, BPXP shall mark or otherwise identify the document as confidential.

38. Information to be Made Publicly Available.

a. BPXP shall post to a publicly-available web site:

i. The Consent Decree;

ii. Annual reports submitted to the EPA Suspension and Debarment Office pursuant to Section X, Paragraph 1 of the Administrative Agreement and the annual reports submitted to the Department of Justice Criminal Division pursuant to Paragraph 23 of Exhibit B and Section E of the Implementation Plan;

iii. Formal written notices or warnings that any BP Entity receives from an instrumentality of the United States under the applicable agreement asserting a material violation, deficiency, or non-compliance of either Exhibit B, including the Implementation Plan, or the Administrative Agreement;

iv. A description (including necessary context) of the changes that are required of BPXP by operation of either Exhibit B or the Administrative Agreement, as specified by the entries in Appendix 11; and

v. Final findings of deficiencies from auditors retained under the Administrative Agreement or Exhibit B.

b. Solely for the purposes of this Paragraph, a “final finding of deficiency” means that recommendation or finding of deficiency, as the case may be, that exists after all objections and/or appeals have been finally resolved pursuant to the applicable process under either the Administrative Agreement or Exhibit B and the Implementation Plan.

c. Those items that are required to be posted pursuant to Paragraphs 38.a.ii through 38.a.v, and the manner of posting, are specifically identified in Appendix 11.

39. Protocol for Redaction Before On-Line Posting.

a. With respect to those documents to be posted pursuant to Paragraph 38, BPXP shall have 60 Days from either BPXP’s submission of the final document to the relevant agencies (under the Administrative Agreement or Exhibit B) or BPXP’s receipt of the final monitor recommendations or final auditor findings of deficiency, whichever is applicable, to post a redacted version of the document to the publicly-available web site. BPXP may redact:

i. Information that would reveal the identity of an individual or personal or private information about an individual;

ii. Trade secrets; and

iii. Confidential business information too sensitive to BPXP’s or another BP Entity’s competitive position to allow public disclosure.

b. At any time following posting of a document to the publicly-available web site, EPA (for documents under the Administrative Agreement), or the Department of Justice Criminal Division and/or BSEE (for documents under Exhibit B and the Implementation Plan) may in their discretion review BPXP’s redacted version of any document for consistency with the requirements of this Paragraph for redacting. If the relevant agency believes that any material should not have been redacted under the applicable agency’s standards for protection of trade secrets, confidential business information, and/or personally identifying information, such agency shall informally notify BPXP of the objection and initiate informal discussions concerning the redacted material. In the event the parties are unable to informally resolve the objection, the relevant agency may in its discretion withdraw the objection, or seek to resolve the objection pursuant to the provisions of Section XII of this Consent Decree (Dispute Resolution).

40. Expiration of Requirement to Provide Documents. The requirements of Paragraph 37 shall terminate with respect to documents required by the Administrative Agreement when the Administrative Agreement terminates and with respect to documents required by Exhibit B (including the Implementation Plan) when the Plea Agreement terminates.

41. Limited Duration of Postings. The Consent Decree shall remain posted until termination of the Consent Decree. All postings stemming from Exhibit B shall remain posted until two years after the last such posting required. All postings stemming from the Administrative Agreement shall remain posted until two years after the last such posting is required. Any posting not covered by the prior sentences of this Paragraph shall remain posted until all requirements for posting have been satisfied, save for posting of the Consent Decree.

XI.	STIPULATED PENALTIES

42. Liability for Stipulated Penalties. BPXP shall be liable for stipulated penalties to the United States and the Gulf States for violations of this Consent Decree as specified below.

43. Definition of Violation. A violation includes failing to perform any payment obligation required by the terms of this Consent Decree or failing to perform any of the obligations set forth in Paragraphs 37 and 38, according to all applicable requirements of this Consent Decree and within the specified time schedules established by this Consent Decree.

44. Failure to Make Timely Payments. In addition to the interest that would be due and any other available remedy, if BPXP fails to make any payment required by Sections IV, V, or VI, BPXP also shall be liable to the United States and all of the the Gulf States for a per Day, stipulated penalty as follows:

Period of Delay or Non-Compliance	Per Violation per Day
5th through 30th Day after accrual date	$50,000
31st through 45th Day after accrual date	$100,000
Beyond 45th Day after accrual date	$200,000

45. Stipulated Penalties for Other Violations. The following stipulated penalties shall accrue per violation per Day for each violation of the requirements of Paragraphs 37 and 38 of this Consent Decree:

Period of Delay or Non-Compliance	Per Violation per Day
1st through 30th Day after accrual date	$7,500
31st through 45th Day after accrual date	$20,000
Beyond 45th Day after accrual date	$25,000

46. Accrual Date of Stipulated Penalties. The stipulated penalties provided for in Paragraph 44 shall begin to accrue 5 Days after the payment is due and continue to accrue each Day until full payment is made. The stipulated penalties provided for in Paragraph 45 shall begin to accrue the Day after the deadline for compliance and shall continue to accrue until performance is completed or until the violation ceases. Stipulated penalties shall accrue simultaneously for separate violations of this Consent Decree.

47. Schedule for Payment of Stipulated Penalties. Subject to Paragraph 49, BPXP shall pay any stipulated penalty within 30 Days of receiving a written demand and payment instructions by the United States.

48.Discretion to Waive Stipulated Penalties.

a. The United States may, in the unreviewable exercise of its discretion, reduce or waive any applicable stipulated penalties due for violations of Sections IV, VI, or X of this Consent Decree.

b. The United States and all of the Gulf States may, in the joint exercise of their unreviewable discretion, reduce or waive any applicable stipulated penalties due for violations of Section V, VII, VIII, or IX of this Consent Decree.

49. Effect of Dispute Resolution. Stipulated penalties shall continue to accrue as provided in Paragraph 46 during any dispute resolution pursuant to Section XII of this Consent Decree, but need not be paid until the following:

a. If the dispute is resolved by agreement of the Parties or by a decision of the United States (after consultation with all of the Gulf States for disputes arising under Sections V, VII, VIII, or IX) that BPXP does not appeal to the Court, BPXP shall pay accrued penalties determined to be owing, together with interest, to the United States within 30 Days of the effective date of the agreement or the receipt of decision of the United States.

b. If the dispute is decided by the Court, BPXP shall pay all accrued penalties determined by the Court as owing, together with interest, within 60 Days of receiving the Court’s decision or order, except as provided in Paragraph 49.c.

c. If any Party appeals the Court’s decision, BPXP shall pay all accrued penalties determined as owing, together with interest (calculated in accordance with Paragraph 51), within 30 Days of receiving the final appellate court decision.

50. Payment of Stipulated Penalties. Each separate violation shall give rise to a single penalty per Day in the amount specified above. That single penalty shall be allocated in accordance with this Paragraph.

a. For violations of Paragraphs 37 or 38, BPXP shall pay the stipulated penalty to the United States in accordance with the payment instructions provided by the United States with the demand.

b. For violations of Section V, VII, VIII, or IX, BPXP shall pay the stipulated penalty in the following manner:

i. BPXP shall pay 10% of the stipulated penalty to the State of Alabama by wire transfer as follows:

Financial Institution:	###########
ABA Routing Number:	#########
Account to Credit:	############

At the time of each payment, BPXP shall send a copy of the wire transfer authorization form and transaction record in accordance with the notice requirements of Paragraph 92.

ii. BPXP shall pay 10% of the stipulated penalty to the State of Florida. All payments to be made to the State of Florida under Paragraph 50.b. of this Consent Decree shall be deposited by the State of Florida into the Water Quality Assurance Trust Fund. Payments to the State of Florida shall be made by wire transfer using the following instructions:

Financial Institution:	###############
#####################
#####################
Nine Digit Routing Number	###########
Depositor Account Number	############
Depositor Account Name	State of FL, DFS, Chief Financial Officer, (DEP)
Type of Account	Checking
FEID #	##########

At the time of each payment, BPXP shall likewise send a copy of the wire transfer authorization form and transaction record, together with a transmittal letter referencing Paragraph 50.b. of this Consent Decree to the State of Florida in the manner specified in the notice requirements of Paragraph 92.

iii. BPXP shall pay 10% of the stipulated penalty to the State of Louisiana by wire transfer using the following instructions:

Bank Name:	#########################
Bank Address	##################
#####################
Account Name:	State of Louisiana Treasury
Account Number:	##########
ACH Routing Number	########

BPXP shall notify the Louisiana Office of Finance and Support Services of the amount of payment and the expected wire date. A deposit ticket must be sent to the Louisiana State Treasury in advance to secure the funds being sent. At the time of each payment, BPXP shall send a copy of the wire transfer authorization form and transaction record in accordance with the notice requirements of Paragraph 92.

iv. BPXP shall pay 10% of the stipulated penalty to the State of Mississippi by wire transfer as follows:

Account Name:	Mississippi State Treasurer
Bank Name:	############
Bank Address:	########################################
ACH Route Number:	########
Account Number:	##########

v. BPXP shall pay 10% of the stipulated penalty to the State of Texas by wire transfer to the Comptroller of Public Accounts, State of Texas, for the Attorney General’s Suspense Account, using the following instructions:

Financial Institution:	##############
Routing Number:	#########
Account Name:	Comptroller of Public Accounts, Treasury Operations
Account Number to Credit:	#########
Reference:	AG No. 10-3202222 (BP Gulf Oil Spill)
Attention:	Office of the Attorney General, Chief, EPD Div. (512-463-2012)
Contact:	Kristy Lerma, Financial Reporting (512-475-4377)

At the time of each payment, the payor shall likewise send a copy of the wire transfer authorization form and transaction record, together with a transmittal letter referencing AG No. 10-3202222 to the State of Texas in the manner specified in the notice requirements of Paragraph 92;

vi. BPXP shall pay 50% of the stipulated penalty to the United States in accordance with the payment instructions provided by the United States with the demand.

51. Interest on Late Payments of Stipulated Penalties. If BPXP fails to pay stipulated penalties according to the terms of this Consent Decree, BPXP shall be liable for interest as provided for in 28 U.S.C. § 1961, accruing as of the date payment became due. Nothing in this Paragraph shall be construed to limit the United States from seeking any remedy otherwise provided by law for BPXP’s failure to pay any stipulated penalties. BPXP shall pay any interest due under this Paragraph in accordance with the instructions and proportions set forth in Paragraph 50.

52. No Effect on Obligation to Comply. The payment of penalties and interest pursuant to this Section shall not alter in any way BPXP’s obligation to complete the performance of the requirements of this Consent Decree.

53. No Effect on Other Remedies. Subject to the covenants provided by the United States and Gulf States in Section XIII, the stipulated penalties provided for in this Consent Decree shall be in addition to any other rights, remedies, or sanctions available to the United States or Gulf States for BPXP’s violation of this Consent Decree.

XII.	DISPUTE RESOLUTION

54. Exclusivity of Remedy.

a. Unless otherwise expressly provided for in this Consent Decree, the dispute resolution procedures of this Section shall be the exclusive mechanism to resolve disputes arising under this Consent Decree. BPXP’s failure to seek resolution of a dispute under this Section shall preclude it from raising any such issue as a defense to an action by the United States or the Gulf States to enforce any obligation of BPXP arising under this Consent Decree.

b. The dispute resolution procedures set forth in this Section shall not apply to disputes among the United States and Gulf States, including, but not limited to, disputes arising under Appendix 2. Such disputes shall be subject to the provisions of Appendix 2 and any Memoranda of Understanding developed pursuant to Appendix 2.

55. Informal Dispute Resolution. If any Party determines that there is a dispute subject to the Dispute Resolution provisions of this Consent Decree, that Party shall send a written notice of dispute to all other Parties outlining the nature of the dispute and requesting informal negotiations to resolve the dispute. The Parties shall endeavor to resolve the dispute through good faith negotiations, but if the Parties cannot resolve a dispute by informal negotiations, then the position advanced by the United States, after consultation with any affected Gulf State, shall be considered binding unless BPXP invokes formal dispute resolution procedures as set forth below.

56. Formal Dispute Resolution.

a. To invoke formal dispute resolution, BPXP shall, within 10 Days after the conclusion of informal dispute resolution, serve on the United States and any affected Gulf State a written Statement of Position regarding the matter in dispute. The Statement of Position shall include, but need not be limited to, any factual data, analysis, or opinion supporting BPXP’s position and any supporting documentation relied upon by BPXP.

b. The United States, after consultation with any affected Gulf State, shall serve its Statement of Position within 20 Days of receipt of BPXP’s Statement of Position. The United States’ Statement of Position shall include, but is not limited to, any factual data, analysis, or opinion supporting that position and any supporting documentation relied upon by the United States.

c. The United States’ Statement of Position shall be binding on BPXP unless BPXP files a motion for judicial review of the dispute in accordance with the following Paragraph.

57. Judicial Review. BPXP may seek judicial review of the dispute by filing with the Court and serving on the United States and each of the affected Gulf States in accordance with Section XIX of this Consent Decree, a motion requesting judicial resolution of the dispute.

a. BPXP’s motion must be filed within 20 Days of receipt of the United States’ Statement of Position pursuant to the preceding Paragraph. The motion shall contain a written statement of BPXP’s position on the matter in dispute, including any supporting factual data, analysis, opinion, or documentation, and shall set forth the relief requested and any schedule within which the dispute must be resolved for orderly implementation of this Consent Decree.

b. The United States and any affected Gulf State shall respond to BPXP’s motion within the time period allowed by the Local Rules of this Court.

58. Burden of Proof. Except as otherwise provided herein, BPXP shall bear the burden of demonstrating by a preponderance of the evidence that its position complies with this Consent Decree. With respect to disputes arising under Section XIII, including the application of any defined terms for purposes of Section XIII, the burden of proof shall be in accordance with applicable principles of law.

59. No Effect on Deadlines. The invocation of dispute resolution procedures under this Section shall not, by itself, extend, postpone, or affect in any way any obligation of BPXP under this Consent Decree, unless and until final resolution of the dispute so provides.

XIII. COVENANTS NOT TO SUE AND RESERVATIONS

60. United States’ Covenants to BP Entities. Subject only to the reservations of rights in Paragraphs 64 and 65, the United States covenants not to sue BPXP and/or other BP Entities for any and all civil or administrative claims arising from the Deepwater Horizon Incident, including but not limited to any and all such claims under (a) OPA; (b) the CWA; (c) OCSLA; (d) the Endangered Species Act § 11(a)(1), 16 U.S.C. § 1540(a)(1); (e) the Marine Mammal Protection Act, 16 U.S.C § 1361 et seq.; (f) the National Marine Sanctuaries Act § 306, 16 U.S.C. § 1436; (g) the Federal Oil and Gas Royalty Management Act, 30 U.S.C. § 1719(a); (h) the False Claims Act, 31 U.S.C. § 3729 et seq.; (i) CERCLA, 42 U.S.C. § 9601 et seq.; (j) the National Historic Preservation Act, 54 U.S.C. § 300101 et seq. and the former 16 U.S.C. § 470 et seq. (repealed Dec. 19, 2014); (k) the Clean Air Act, 42 U.S.C. § 7401 et seq.; (l) the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; (m) any claims asserted by the United States in Civ. No.2:10-cv-04536 (E.D. La.) and MDL 2179; or (n) any other statute or cause of action for civil damages or civil penalties that the Civil Division of the Department of Justice or DOJ ENRD has actual and present authority to assert and compromise pursuant to 28 C.F.R. § 0.45 or § 0.65. Subject only to the reservations of rights in Paragraphs 64 and 65, the United States also covenants not to sue BPXP and/or other BP Entities for (a) past, present, or future Natural Resource Damages, whether known or unknown, including assessment costs, resulting from the Deepwater Horizon Incident; and (b) costs of response or removal related to the Deepwater Horizon Incident.

61. Gulf States’ Covenants to BP Entities. Subject only to the reservation of rights in Paragraph 64, each of the Gulf States fully, finally, and forever release and waive any and all claims against BPXP and/or the BP Entities arising from the Deepwater Horizon Incident and further, the Gulf States covenant not to sue BPXP and/or BP Entities for any and all civil or administrative claims arising from the Deepwater Horizon Incident, including but not limited to claims under any and all of the following: (a) OPA; (b) the CWA; (c) OCSLA; (d) the Endangered Species Act § 11(a)(1), 16 U.S.C. § 1540(a)(1); (e) the Marine Mammal Protection Act, 16 U.S.C § 1361 et seq.; (f) the National Marine Sanctuaries Act § 306, 16 U.S.C. § 1436; (g) the Federal Oil and Gas Royalty Management Act, 30 U.S.C. § 1719(a); (h) the False Claims Act, 31 U.S.C. §§ 3729 et seq.; (i) CERCLA, 42 U.S.C. § 9601 et seq.; (j) the National Historic Preservation Act, 54 U.S.C. § 300101 et seq. and the former 16 U.S.C. § 470 et seq. (repealed Dec. 19, 2014); (k) the Clean Air Act, 42 U.S.C. § 7401 et seq.; (l) the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; (m) any state statutes corresponding to or containing causes of action similar to those provided to the United States government under (a) through (l) above; and (n) any other claims or causes of action for damages, costs, fines, or penalties arising under any state statute, ordinance, regulation or common law related to protection or restoration of the environment or Natural Resources or historic preservation arising from the Deepwater Horizon Incident. Subject only to the reservation of rights in Paragraph 64, the Gulf States also covenant not to sue BPXP and/or BP Entities for (a) past, present or future Natural Resource Damages, whether known or unknown, including assessment costs, resulting from the Deepwater Horizon Incident; and (b) costs of response or removal related to the Deepwater Horizon Incident.

62. Covenants Concerning Natural Resource Damages. The United States and Gulf States agree that the payments provided under Sections V and VII, together with the payments previously provided under the Framework Agreement, will fully resolve their claims for Natural Resource Damages, whether known or unknown, resulting from the Deepwater Horizon Incident.

63. Covenants Concerning Indemnified Parties. The United States and the Gulf States, including any future-designated Natural Resource Trustees, shall not assert claims against any and all Indemnified Parties to the same extent that the United States or Gulf States have covenanted not to sue BPXP and/or BP Entities in Paragraphs 60 and 61, as applicable. For all such Indemnified Parties this covenant excludes penalties, and for Anadarko this covenant also excludes royalties that the United States alleges are owed to DOI on oil from the Macondo Well that was discharged during the Deepwater Horizon Incident.

64. Reservations of Rights by the United States and Gulf States. Notwithstanding any other provision of this Consent Decree, the United States and the Gulf States each reserve the following claims against BPXP or any other person:

a. Claims based on a failure to meet a requirement of the Consent Decree;

b. Claims based on past, present, or future discharges or releases of oil or a hazardous substance outside the definition of “Deepwater Horizon Incident”;

c. Claims based on any discharge or release of oil or a hazardous substance from the Macondo Well after the Date of Lodging of the Consent Decree; and

d. Claims based on any violation of federal or state law that occurs after the Date of Lodging of the Consent Decree.

65. Additional Reservations of Rights Solely by the United States. Notwithstanding any other provision of this Consent Decree, the United States reserves the following claims against BPXP or any other person:

a. Claims for response or removal costs related to the Deepwater Horizon Incident that are incurred on or after July 2, 2015 and have been paid by the OSLTF, provided that where oil is addressed in such a response or removal, the oil is found to be from the Macondo Well based on either: (i) a positive chemical fingerprinting test; or (ii) a preponderance of the evidence, including chemical testing and other factors, taking into consideration any evidence provided by any BP Entity that disputes liability. BPXP and the BP Entities reserve all their rights to assert any factual or legal defenses against claims asserted by the United States under this subparagraph.

b. All subrogated rights under OPA, 33 U.S.C. § 2715, with respect to any claims for damages other than Natural Resource Damages resulting from the Deepwater Horizon Incident that are (i) brought by parties other than the United States or any of its agencies, departments, or branches, the Gulf States or any of the Gulf States’ agencies, departments, branches, or any Settling Local Entity, and (ii) are paid by the OSLTF after July 2, 2015. The BP Entities reserve all their rights to assert any factual or legal defenses against subrogated claims asserted by the United States under this subparagraph.

66. Data Sharing and Related Agreements Voided. As of the Effective Date of this Consent Decree, any and all Natural Resource Damages assessment agreements related to the Deepwater Horizon Incident between any Trustee and BPXP, including any commitments in work plans or other formal or informal agreements, written or oral, to (i) provide data, analysis or any other material or information related to the Deepwater Horizon Incident natural resource damages assessment or restoration planning or (ii) to share or preserve any tangible things or information, shall be void. Each BP Entity will keep confidential and not make public information as provided under the following data sharing agreements: Sea Turtle Data Sharing Agreement; Marine Mammal Data Sharing Agreement; and the Sea Turtle Carcass Drift Study.

67. Savings Provision. Except as provided in Paragraph 66, other than the Project Stipulations entered into pursuant to the Framework Agreement, these covenants not to sue do not affect rights under any written agreement or settlement, existing as of July 2, 2015 to which any instrumentality of the United States and any of the BP Entities are both a party.

68. BP Entities’ Covenants to the United States and the Gulf States. BPXP and the BP Entities each covenant not to sue the United States or any of the Gulf States for, or to maintain in any administrative proceeding, any claim or defense that any of them has asserted in MDL 2179 and any other claims asserted or that could be asserted by any of the BP Entities against the United States and/or the Gulf States arising from the Deepwater Horizon Incident, including, but not limited, to claims pursuant to OPA §§ 1007, 1008, 1012, 1013, or 1015(a), 33 U.S.C. §§ 2707, 2708, 2712, 2713, or 2715(a), or before the IBLA, based on transactions or occurrences prior to July 2, 2015.

69. Treatment in Federal Contracts. In their capacities as federal contractors and lessees, each BP Entity agrees not to charge the United States, such as through a “cost plus” contract, for any payments made or costs incurred in connection with U.S. Covered Matters or State Covered Matters and the Plea Agreement. Nothing in this Paragraph shall require any BP Entity to change its ordinary accounting practice for overhead expenses in contracts that are not “cost plus” contracts.

70. Gulf States’ Covenants to the United States. Each of the Gulf States covenants not to sue or otherwise assert any claims against the OSLTF arising from the Deepwater Horizon Incident.

71. Attorney’s Fees and Costs. Except as otherwise ordered by the Court, no Party or BP Entity shall seek from another Party or any BP Entity any costs within the meaning of 28 U.S.C. § 1920 or attorney fees arising from MDL 2179 (including any matters transferred to MDL 2179), State Covered Matters or U.S. Covered Matters.

72. Dismissal of Appeals. Upon the Effective Date of the Consent Decree, BPXP and the United States agree to file with the U.S. Court of Appeals for the Fifth Circuit in appeal docket number 14-31374 a joint stipulation stating that they have settled their dispute regarding the CWA and accordingly that BPXP is no longer seeking Fifth Circuit review of the Court orders at issue in that appeal with respect to the United States, but will continue to seek review of those orders to the extent that those orders relate to any ongoing disputes between the BP Entities and other parties to that appeal and/or in other pending proceedings. The BP Entities also agree that in the remaining appeal they will not assert any legal arguments interpreting the standard for determining gross negligence under the CWA or OPA, provided, however, that nothing in this Paragraph shall be construed to limit the BP Entities’ ability to advance, or respond to, any legal arguments regarding the standard for gross negligence or recklessness under general maritime law.

73. Dismissal of IBLA Appeals. By no later than 15 Days after the Effective Date, BPXP shall withdraw with prejudice its appeals IBLA 2012-50, IBLA 2012-85, and IBLA 2010-0236, and the incidents of noncompliance issued by BSEE on October 12, 2011 and December 7, 2011, as described in Paragraph J, are then fully and finally resolved.

74. Instrumentalities. All references to the Gulf States in this Section XIII and Paragraph 5 shall include each and every of the five Gulf States and, respectively, all State Trustees, all branches, agencies, associations, authorities, boards, bureaus, councils, departments, educational institutions or systems, components, public benefits corporations, or other instrumentalities of any kind, administrators, elected or unelected officials, officers or delegates (other than in their individual capacities), attorneys, or other agents of any kind of each of the Gulf States, provided however that a reference to a Gulf State shall not include counties, parishes, municipalities, or any other local governmental or local political subdivisions authorized by law to perform local governmental functions.

XIV.	ADDITIONAL CONDITIONS

75. Resolution of Other Gulf States Claims. This settlement, and the entry of the Consent Decree, are conditioned upon the Settlement Agreement between the Gulf States and BPXP fully and finally resolving the Gulf States’ remaining claims arising from the Deepwater Horizon Incident being executed and effective.

76. Limitation on Naming Trustees.

a. The Trustees designated by the United States and each of the Gulf States with respect to the Deepwater Horizon Incident are set forth in Appendix 1. No Gulf State shall designate any new Trustee for the purpose of asserting a claim for Natural Resource Damages resulting from the Deepwater Horizon Incident.

b. The Trustees will negotiate a revised Memorandum of Understanding among them which will, among other things, reflect USDA and EPA membership in the Trustee Council.

77. Final Judgment. Upon approval and entry of this Consent Decree by the Court, this Consent Decree shall constitute a final judgment of the Court as to the United States, each of the Gulf States, BPXP, BPCNA, and BP p.l.c. The Court finds that there is no just reason for delay and therefore the Court enters this Consent Decree as a final judgment under Federal Rules of Civil Procedure 54(b) and 58.

78. Integration. Except as expressly provided in Pararaph 75, this Consent Decree constitutes the final, complete, and exclusive agreement and understanding among the Parties with respect to the settlement embodied in this Consent Decree and supersedes all prior agreements and understandings, whether oral or written, concerning the settlement embodied herein. No other document, or any representation, inducement, agreement, understanding, or promise, shall constitute any part of this Consent Decree or the settlement it represents.

79. No Admissions.

a. Except as expressly provided in this Consent Decree, nothing in this Consent Decree shall constitute an admission of any fact or law by any Party except for the purpose of enforcing the terms or conditions set forth herein.

b. The Parties agree that Appendix 2 and the PDARP, and any amendments or modifications thereto, shall not constitute an admission of fact or law by BPXP or any BP Entity. BPXP and the BP Entities reserve their right to object to any statements, data, findings, methods, or calculations in the PDARP or future restoration plans related to the Deepwater Horizon Incident, in any proceeding, forum, or matter other than a proceeding to challenge the legal sufficiency or validity of the Consent Decree or the PDARP or any such future plan.

XV.	PUBLIC PARTICIPATION

80. Public Comment Procedure. This Consent Decree will be lodged with the Court to allow for a period of not less than 60 Days for public notice and comment using the procedures of 28 C.F.R. § 50.7, 42 U.S.C. § 6973(d), La. R.S. 30:2050.7, and Texas Water Code § 7.110.

81. The United States’ and Gulf States’ Right to Withdraw Consent. At any time prior to the Effective Date, the United States and each Gulf State may withdraw or withhold consent to the proposed Consent Decree if comments received during the public comment procedure disclose facts or considerations indicating that the proposed Consent Decree or any of its terms is inappropriate, improper, or inadequate.

82. Effect of Withdrawal by the United States or One of the Gulf States. If the United States or any Gulf State withdraws from the proposed Consent Decree, the proposed Consent Decree shall become null and void as to all other Parties.

83. Consent to Entry. BPXP, BPCNA, and BP p.l.c. each consent to entry of the proposed Consent Decree without further notice and agree not to withdraw from or oppose entry of the proposed Consent Decree by the Court or to challenge any provision of the proposed Consent Decree, unless the United States or one of the Gulf States withdraws from the proposed Consent Decree pursuant to Paragraph 81.

XVI.	LIMITS AND EFFECTIVE DATE OF CONSENT DECREE

84. Requirement to Comply with Other Law. Nothing in this Decree excuses BPXP from securing any applicable permits or complying with applicable law.

85. Effective Date of Consent Decree. This Consent Decree takes effect upon the Effective Date.

86. Payment Dates. If any payment date provided herein falls on a Saturday, Sunday, or federal holiday, the payment obligation shall extend until the close of business of the next business day.

XVII.	MODIFICATION

87. Modification of Consent Decree. The terms of this Consent Decree, including any Appendix other than Appendix 2, may be modified only by a subsequent written agreement signed by all the Parties. Where any such modification constitutes a material change to this Consent Decree, it shall be effective only upon approval by the Court.

88. BP Entities’ Consent to Modifications of Appendix 2. The Trustees will provide a period for public comment on the proposed PDARP consistent with OPA regulatory requirements, including 15 C.F.R. § 990.23, and other legal requirements. Revisions to the proposed PDARP that the Trustees, in their discretion, decide to make in response to public comments may require the United States and the Gulf States to make conforming modifications to Appendix 2 to this Consent Decree. The BP Entities consent to modifications to Appendix 2 without further notice.

XVIII.	TERMINATION

89. Request for Termination. BPXP may serve upon the United States and each of the Gulf States a request for termination, after BPXP has completed the requirements of Sections IV, V, VI, VII, VIII, IX, X, and XI (including all payments required by those Sections).

90. Motion for Termination. Following receipt by the United States and each of the Gulf States of BPXP’s request for termination, the Parties shall confer informally concerning the request and any disagreement that the Parties may have as to whether BPXP has complied with the requirements for termination of this Consent Decree. If the United States, after consultation with the Gulf States, agrees that the Consent Decree may be terminated, the United States and BPXP shall submit, for the Court’s approval, a joint stipulation terminating the Consent Decree.

91. Effect of Termination. Any termination of this Consent Decree shall not modify or diminish the Covenants Not to Sue and Reservations set forth in Section XIII, and any related definitions, all of which shall survive any termination of this Consent Decree. Appendix 2 of this Consent Decree also shall survive the termination of this Consent Decree and become a separate, freestanding agreement among the Trustees after such termination.

XIX.     NOTICES AND SERVICE OF PROCESS

92. Identification of Recipients for Notices. Unless otherwise specified in this Consent Decree, whenever notifications, submissions, or communications are required by this Consent Decree, they shall be made in writing and addressed as follows, using both U.S. Mail and electronic mail where such addresses are provided:

As to the United States:

EES Case Management Unit

Environment and Natural Resources Division

U.S. Department of Justice

P.O. Box 7611

Washington, D.C. 20044-7611

Re: DJ # 90-5-1-1-10026

Sharon D. Smith

Assistant United States Attorney

United States Attorney’s Office, E.D. Louisiana

650 Poydras Street, Suite 1600

New Orleans, Louisiana 70130

Fax: (504) 589-4510

Email: sharon.d.smith@usdoj.gov

Director, Water Enforcement Division

U.S. Environmental Protection Agency

1200 Pennsylvania Avenue, NW

Washington, DC 20460

Assistant Administrator, Office of Water

U.S. Environmental Protection Agency

1200 Pennsylvania Avenue, NW

Washington, DC 20460

Chief, Office of Claims and Litigation (CG-LCL)

United States Coast Guard Stop 7213

2703 Martin Luther King Jr. Ave. SE

Washington, DC 20593-7213

Bureau of Safety and Environmental Enforcement

Regional Director

1201 Elmwood Park Blvd.

New Orleans, LA 70125-2394

With a copy to:

Bureau of Safety and Environmental Enforcement

Office of the Director

1849 C Street, NW

Washington, DC 20240

General Counsel

National Oceanic and Atmospheric Administration

U.S. Department of Commerce

1401 Constitution Avenue, N.W.

Washington DC 20230

Fax: 202-482-4893

Phone: 202-482-4080

Attn: Chief, Natural Resources Section

Michele N. Laur

Senior Advisor

USDA, NRCS, Gulf Coast Ecosystem Restoration Team (GCERT)

7578 Old Canton Road

Madison, MS 39110

Primary: 202-579-0585

Secondary: 601-607-3131 ext. 109

Fas: 844-325-7065

As to the State of Alabama:

Governor of Alabama

Attn: BP Litigation

State Capitol

600 Dexter Avenue

Montgomery, AL 36130

Attorney General

Office of the Attorney General

c/o BP Litigation

501 Washington Avenue

Montgomery, AL 36130

Commissioner

Alabama Department of Conservation and Natural Resources

Attn: BP Litigation

64 North Union Street, Room 468

Montgomery, AL 36130

As to the State of Florida:

General Counsel

Florida Department of Environmental Protection

3900 Commonwealth Blvd., M.S. 35

Tallahassee, FL 32399-3000

Deputy General Counsel for Enforcement

Florida Department of Environmental Protection

3900 Commonwealth Blvd., M.S. 35

Tallahassee, FL 32399-3000

General Counsel

Florida Fish & Wildlife Conservation Commission

620 South Meridian St.

Tallahassee, FL 32399-1600

Office of Attorney General

State of Florida

107 W. Gaines St

Tallahassee, FL 32301-2301

As to the State of Louisiana:

Office of Attorney General

State of Louisiana

Attn: Section Chief - Environmental

State of Louisiana

P.O. Box 94005

Baton Rouge, LA 70804-9005

1885 N. Third Street

6th Floor

Baton Rouge, LA 70802-5159

And

Executive Director

Louisiana Coastal Protection and Restoration Authority

P.O. Box 44027

Baton Rouge, LA 70804-4027

450 Laurel Street

Suite 1501

Baton Rouge, LA 70801

As to the State of Mississippi:

The Honorable Jim Hood

Attorney General State of Mississippi

Post Office Box 220

Jackson, MS 39205

As to the State of Texas:

Chief, Environmental Protection Division

(Attn: Thomas Edwards, AAG and Jane Atwood, AAG)

Office of the Attorney General (MC-066)

P.O. Box 12548

Austin, TX 78711-2548

Wm. P. Clements State Office Building

300 W. 15th St., Floor 10

Austin, TX 78701-1649

Phone: (512) 463-2012

Email: Thomas.Edwards@TexasAttorneyGeneral.gov and

            Jane.Atwood@TexasAttorneyGeneral.gov

As to BPXP:

BP Exploration & Production Inc.

501 Westlake Park Boulevard

Houston, Texas 77079

Attention: U.S. Company Secretary

with copies to each of the following:

BP Exploration & Production Inc.

501 Westlake Park Boulevard

Houston, Texas 77079

Attention: Gulf of Mexico, Regional President

BP America

501 Westlake Park Boulevard

Houston, Texas 77079

Attention: U.S. General Counsel

As to BPCNA:

BP Corporation North America Inc.

501 Westlake Park Boulevard

Houston, Texas 77079

Attention: Company Secretary

with copies to each of the following:

BP Corporation North America Inc.

501 Westlake Park Boulevard

Houston, Texas 77079

Attention: President

BP America

501 Westlake Park Boulevard

Houston, Texas 77079

Attention: U.S. General Counsel

As to BP p.l.c.:

BP p.l.c.

1 St James’s Square

London, SW1Y 4PD

United Kingdom

Attention: Company Secretary

with copies to each of the following:

BP p.l.c.

1 St James’s Square,

London, SW1Y 4PD

United Kingdom

Attention: Group General Counsel

BP America

501 Westlake Park Boulevard

Houston, Texas 77079

Attention: U.S. General Counsel

93. Change of Recipients for Notices. Any Party may, by written notice to the other Parties, change its designated notice recipient or notice address provided above.

94. Date of Service. Notices submitted pursuant to this Section shall be deemed served or submitted upon mailing, unless otherwise provided in this Consent Decree or by mutual agreement of the Parties in writing.

95. Acceptance of Service of Process. The Parties agree to accept service of process as by delivery at the addresses specified in Paragraph 92 or in accordance with Paragraph 93 with respect to all matters arising under or relating to this Consent Decree.

XX.	SIGNATURES

96. Authority of Signatories. Each of the undersigned representatives certifies that he or she is fully authorized to enter into the terms and conditions of this Consent Decree, to execute this Consent Decree, and to legally bind to this Consent Decree the Party, affiliate or entity he or she represents.

97. Counterparts. This Consent Decree may be executed in counterparts, and its validity shall not be challenged on that basis.

98. Electronic and Facsimile Signatures. For purposes of this Consent Decree a signature page that is transmitted electronically (e.g., by facsimile or e-mailed “PDF”) shall have the same effect as an original.

IT IS SO ORDERED:

Dated and entered in New Orleans, Louisiana, this              day of                     , 2016.

HONORABLE CARL J. BARBIER UNITED STATES DISTRICT JUDGE

THE UNDERSIGNED PARTY enters into this Consent Decree among BPXP, BPCNA, BP plc, the United States, and the States of Alabama, Florida, Louisiana, Mississippi, and Texas in Deepwater Horizon MDL 2179 (E.D. La.).

EXECUTED by:

BPXP

Date: 9/28/2015	/s/ Brian D. Israel
Brian D. Israel
ARNOLD & PORTER LLP
601 Massachusetts Avenue, NW
Washington, DC 20001

BPCNA

Date: 9/28/2015	/s/ Eric L. Nitcher
Eric L. Nitcher
Assistant General Counsel, BPCNA
501 Westlake Park Blvd
Houston, Texas 77079

BP p.l.c.

Date: 9/28/2015	/s/ Daryl A. Libow
Daryl A. Libow
SULLIVAN & CROMWELL LLP
1700 New York Avenue, NW
Washington, DC 20006

THE UNDERSIGNED PARTY enters into this Consent Decree among BPXP, BPCNA, BP plc, the United States, and the States of Alabama, Florida, Louisiana, Mississippi, and Texas in Deepwater Horizon MDL 2179 (E.D. La.).

FOR THE UNITED STATES:

Date: Oct 01 2015	/s/ John C. Cruden
JOHN C. CRUDEN
Assistant Attorney General
Environment & Natural Resources Division
U.S. Department of Justice

Date: Oct 01 2015	/s/ Benjamin C. Mizer
BENJAMIN C. MIZER
Principal Deputy Assistant Attorney General
Civil Division
U.S. Department of Justice

THE UNDERSIGNED PARTY enters into this Consent Decree among BPXP, BPCNA, BP plc, the United States, and the States of Alabama, Florida, Louisiana, Mississippi, and Texas in Deepwater Horizon MDL 2179 (E.D. La.).

Date: 9/17/2015	/s/ Cynthia Giles
CYNTHIA GILES
Assistant Administrator
Office of Enforcement and Compliance Assurance
United States Environmental Protection Agency

Date: 9/17/2015	/s/ Kenneth J. Kopocis
KENNETH J. KOPOCIS
Deputy Assistant Administrator
Office of Water
Designated Natural Resource Trustee Official
United States Environmental Protection Agency

Date: 9/17/2015	/s/ John Fogarty
JOHN FOGARTY
Associate Director
Office of Civil Enforcement
United States Environmental Protection Agency

THE UNDERSIGNED PARTY enters into this Consent Decree among BPXP, BPCNA, BP plc, the United States, and the States of Alabama, Florida, Louisiana, Mississippi, and Texas in Deepwater Horizon MDL 2179 (E.D. La.).

Date: 9/18/2015	/s/ Ann Mills
ANN MILLS
Deputy Under Secretary for Natural Resources &
Environment
U.S. Department of Agriculture

Date: 9/18/2015	/s/ Jeffrey Prieto
JEFFREY PRIETO
General Counsel
U.S. Department of Agriculture

THE UNDERSIGNED PARTY enters into this Consent Decree among BPXP, BPCNA, BP plc, the United States, and the States of Alabama, Florida, Louisiana, Mississippi, and Texas in Deepwater Horizon MDL 2179 (E.D. La.).

Date: 9/21/2015	/s/ Stevan E. Bunnell
STEVAN E. BUNNELL
General Counsel
U.S. Department of Homeland Security

Date: 9/21/2015	/s/ Steven D. Poulin
STEVEN D. POULIN
Rear Admiral, U.S. Coast Guard
Judge Advocate General

THE UNDERSIGNED PARTY enters into this Consent Decree among BPXP, BPCNA, BP plc, the United States, and the States of Alabama, Florida, Louisiana, Mississippi, and Texas in Deepwater Horizon MDL 2179 (E.D. La.).

Date: 9/17/2015	/s/ Hilary Tompkins
HILARY TOMPKINS
Solicitor
Department of the Interior

THE UNDERSIGNED PARTY enters into this Consent Decree among BPXP, BPCNA, BP plc, the United States, and the States of Alabama, Florida, Louisiana, Mississippi, and Texas in Deepwater Horizon MDL 2179 (E.D. La.).

Date: 9/21/2015	/s/ Lois J. Schiffer
LOIS J. SCHIFFER
General Counsel
National Oceanic and Atmospheric Administration

Date: 9/21/2015	/s/ Christopher D. Doley
CHRISTOPHER D. DOLEY
Designated Trustee Representative
National Oceanic and Atmospheric Administration

THE UNDERSIGNED PARTY enters into this Consent Decree among BPXP, BPCNA, BP p.l.c., the United States, and the States of Alabama, Florida, Louisiana, Mississippi, and Texas in Deepwater Horizon MDL 2179 (E.D. La.).

Date: 9/14/2015	/s/ Robert Bentley
ROBERT BENTLEY
Governor
State of Alabama

THE UNDERSIGNED PARTY enters into this Consent Decree among BPXP, BPCNA, BP p.l.c., the United States, and the States of Alabama, Florida, Louisiana, Mississippi, and Texas in Deepwater Horizon MDL 2179 (E.D. La.).

Date: 9/14/2015	/s/ Luther Strange
LUTHER STRANGE
Attorney General
State of Alabama

THE UNDERSIGNED PARTY enters into this Consent Decree among BPXP, BPCNA, BP p.l.c., the United States, and the States of Alabama, Florida, Louisiana, Mississippi, and Texas in Deepwater Horizon MDL 2179 (E.D. La.).

Date: 9/14/2015	/s/ N. Gunther Guy, JR.
N. GUNTHER GUY, JR.
Commissioner
Alabama Department of Conservation and Natural Resources

Date: 9/14/2015	/s/ Dr. Berry H. “Nick”, JR.
DR. BERRY H. “NICK” TEW, JR.
State Geologist
Geological Survey of Alabama

THE UNDERSIGNED PARTY enters into this Consent Decree among BPXP, BPCNA, BP plc, the United States, and the States of Alabama, Florida, Louisiana, Mississippi, and Texas in Deepwater Horizon MDL 2179 (E.D. La.).

Date: 9/15/2015	/s/ Rick Scott
RICK SCOTT
Governor
State of Florida

THE UNDERSIGNED PARTY enters into this Consent Decree among BPXP, BPCNA, BP plc, the United States, and the States of Alabama, Florida, Louisiana, Mississippi, and Texas in Deepwater Horizon MDL 2179 (E.D. La.).

Date: 9/15/2015	/s/ Pam Bondi
PAM BONDI
Attorney General
State of Florida

THE UNDERSIGNED PARTY enters into this Consent Decree among BPXP, BPCNA, BP plc, the United States, and the States of Alabama, Florida, Louisiana, Mississippi, and Texas in Deepwater Horizon MDL 2179 (E.D. La.).

Date: 9/15/15	/s/ Jon Steverson
JON STEVERSON
Secretary
Florida Department of Environmental Protection

Date: 9/15/15	/s/ Eugene “Nick” Wiley
EUGENE “NICK” WILEY
Executive Director
Florida Fish and Wildlife Conservation Commission

THE UNDERSIGNED PARTY enters into this Consent Decree among BPXP, BPCNA, BP plc, the United States, and the States of Alabama, Florida, Louisiana, Mississippi, and Texas in Deepwater Horizon MDL 2179 (E.D. La.).

Date: 9/15/15	/s/ Bobby Jindal
BOBBY JINDAL
Governor
State of Louisiana

THE UNDERSIGNED PARTY enters into this Consent Decree among BPXP, BPCNA, BP plc, the United States, and the States of Alabama, Florida, Louisiana, Mississippi, and Texas in Deepwater Horizon MDL 2179 (E.D. La.).

Date: 9/16/15	/s/ James D. Caldwell
JAMES D. CALDWELL
Attorney General
State of Louisiana

THE UNDERSIGNED PARTY enters into this Consent Decree among BPXP, BPCNA, BP plc, the United States, and the States of Alabama, Florida, Louisiana, Mississippi, and Texas in Deepwater Horizon MDL 2179 (E.D. La.).

Date: 9/16/15	/s/ Kyle Graham
Kyle Graham
Executive Director, Louisiana Coastal Protection and Restoration Authority
State of Louisiana

Date: 9/16/15	/s/ Brian Wynne
Brian Wynne
Director, Louisiana Oil Spill Coordinator’s Office
State of Louisiana

Date: 9/16/15	/s/ Peggy Hatch
Peggy Hatch
Secretary, Louisiana Department of Environmental Quality
State of Louisiana

Date: 9/16/15	/s/ Robert Barham
Robert Barham
Secretary, Louisiana Department of Wildlife and Fisheries
State of Louisiana

Date: 9/16/15	/s/ Stephen Chustz
Stephen Chustz
Secretary, Louisiana Department of Natural Resources
State of Louisiana

THE UNDERSIGNED PARTY enters into this Consent Decree among BPXP, BPCNA, BP plc, the United States, and the States of Alabama, Florida, Louisiana, Mississippi, and Texas in Deepwater Horizon MDL 2179 (E.D. La.).

Date: 9/17/15	/s/ Phil Bryant
PHIL BRYANT
Governor
State of Mississippi

THE UNDERSIGNED PARTY enters into this Consent Decree among BPXP, BPCNA, BP plc, the United States, and the States of Alabama, Florida, Louisiana, Mississippi, and Texas in Deepwater Horizon MDL 2179 (E.D. La.).

Date: 9/15/15	/s/ Jim Hood
JIM HOOD
Attorney General
State of Mississippi

THE UNDERSIGNED PARTY enters into this Consent Decree among BPXP, BPCNA, BP plc, the United States, and the States of Alabama, Florida, Louisiana, Mississippi, and Texas in Deepwater Horizon MDL 2179 (E.D. La.).

Date: 9/15/15	/s/ Gary C. Rikard
GARY C. RIKARD
Mississippi Department of Environmental Quality
Executive Director
P.O. Box 2261
Jackson, Mississippi 39225-2261

WE HEREBY CONSENT to the entry of the Consent Decree between BPXP, BPCNA, BP plc, the United States, and the Gulf States in MDL 2179.

Date: 9/14/15	/s/ Greg Abbott
GREG ABBOTT
Governor
State of Texas

WE HEREBY CONSENT to the entry of the Consent Decree between BPXP, BPCNA, BP plc, the United States, and the Gulf States in MDL 2179.

Date: 9/15/15	/s/ Ken Paxton
Attorney General
State of Texas

WE HEREBY CONSENT to the entry of the Consent Decree between BPXP, BPCNA, BP plc, the United States, and the Gulf States in MDL 2179.

TEXAS GENERAL LAND OFFICE Natural Resource Trustee

By:	/s/ Anne Idsal
Anne Idsal, Chief Clerk
Texas General Land Office

TEXAS COMMISSION ON ENVIRONMENTAL QUALITY Natural Resource Trustee

By:	/s/ Richard Hyde
Richard Hyde, Executive Director
Texas Commission on Environmental Quality

TEXAS PARKS AND WILDLIFE DEPARTMENT Natural Resource Trustee

By:	/s/ Carter Smith
Carter Smith, Executive Director
Texas Parks and Wildlife Department

[Appendices to the proposed consent decree are available on the Department of Justice website]